UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 31, 2006
Southern Community Financial Corporation
(Exact name of registrant as specified in its charter)

North Carolina	00033227	562270620

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.

4605 Country Club Rd., Winston-Salem,
North Carolina	27104

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 336-768-8500
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On January 31, 2006, Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the parent of Southern Community Bank and Trust, issued a press release announcing operating results for the fourth quarter and year ended December 31, 2005. For the year ended December 31, 2005, net income rose to $8.2 million representing an increase of 1.0% over the $8.1 million earned for the same period in 2004. Fully diluted earnings per share in 2005 of $0.45 was unchanged from a year ago. For the fourth quarter ended December 31, 2005, the Company reported net income of $2.0 million, or $0.11 per diluted share compared to net income of $2.4 million, or $0.13 per diluted share for the fourth quarter of 2004. A copy of the press release is attached hereto as Exhibit 99.1.
Southern Community Financial Corporation Chairman and Chief Executive Officer F. Scott Bauer commented, “Our 2005 financial results were dampened somewhat by the difficult interest rate environment and unusual expenses, and our balance sheet repositioning. We are pleased with the progress made this year in continuing to build a quality franchise for the future. We improved our already stellar credit quality and significantly strengthened risk management. Southern Community is a strong, sound, competitive institution well-positioned for the long term. As we enter 2006, the interest rate environment is expected to continue to be challenging. We have reduced the level of our investment portfolio, and are focused on managing our balance sheet and slowing the growth of non-interest expenses. Significant progress is being made with a focus on deposit generation to further reduce funding costs. Our entire team wishes to thank our customers and shareholders for their support. We have built a solid foundation for continued success and are excited about our future.”
Item 8.01 Other Events.
On February 1, 2006, Southern Community Financial Corporation issued a press release announcing that its Board of Directors, at its regular meeting on January 18, 2006, declared a quarterly cash dividend of $0.03 per share on the Corporation’s common stock. The dividend is payable March 1, 2006 to shareholders of record as of the close of business on February 15, 2006. This is the Corporation’s fourth consecutive quarterly dividend, following its former practice of annual cash dividends. A copy of the press release is attached hereto as Exhibit 99.2.
Southern Community Financial is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with nineteen banking offices throughout the Piedmont Triad region of North Carolina.
Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
99.1 Press release dated January 31, 2006
99.2 Press release dated February 1, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southern Community Financial Corporation

Dated: February 1, 2006	By:	/s/ David W. Hinshaw

Name: David W. Hinshaw
Title: Executive Vice President and Chief Financial Officer